UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Canadian Pacific Railway Limited
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April 28, 2017

Dear Shareholder,

Re: Say-on-Pay at Canadian Pacific Railway Limited

As Chairman of Canadian Pacific’s Board of Directors and Chair of the Management Resources and Compensation Committee, we write to you as you consider your vote on Canadian Pacific’s “Say-on-Pay” proposal.

Since last year’s AGM, a lot has happened:

•
Shareholder engagement: We met with many of you following last year’s AGM, and we met with more of you this year after filing our proxy statement. In fact, we have now engaged with over 45% of our shareholders as well as shareholder advocacy groups and proxy advisory firms to hear and respond to their concerns. Your views have been instrumental in shaping our approach.

•
Meaningful changes to executive compensation: We made significant changes to our executive compensation plan in order to better align management incentives with the long-term interests of our shareholders and the next chapter of CP’s story. The details of these changes are outlined on pages 5-7 of CP’s Proxy Statement.

•
Hunter Harrison departure: Hunter Harrison resigned from CP effective January 31, 2017, five months ahead of schedule. As part of Hunter’ departure, he returned to the company, by forfeiture, C$122.9 million worth of compensation, reflecting the value of his CN pension that we replaced and the value of in-the-money equity incentive awards. In addition, Hunter did not receive a long-term incentive award for 2017, and his US$3 million post-retirement agreement with CP that was to start as the end of June 2017 became null and void.

•
Appointment of Keith Creel as CEO: As part of the company’s succession plan, Keith Creel seamlessly stepped into the role of President and CEO. The terms of Keith’s new employment agreement were designed to put his compensation in-line with the market and his peers.

We are pleased that independent proxy advisor Glass Lewis recommends that shareholders vote FOR our Say-on-Pay proposal. Glass Lewis’ approach in assessing CP’s executive compensation acknowledged our responsiveness to shareholder concerns, the positive changes to our compensation program and the execution of the CEO succession plan from Hunter Harrison to Keith Creel.

Unfortunately, ISS has recommended that shareholders vote against our Say-on-Pay proposal. In contrast to Glass Lewis’ forward-looking approach, ISS has based their recommendation on decisions made prior to last year’s AGM. Specifically, ISS criticized the grant of a US$2.7 million discretionary bonus paid to Hunter Harrison in lieu of a targeted performance-based equity award of US$3.3 million. To put this in perspective, the cash grant represents just 3% of the total compensation forfeited by Mr. Harrison as part of the terms of his separation. We are disappointed that the most determinative item underpinning the ISS recommendation appears to relate to decisions made over a year ago that should not, in a fulsome, balanced evaluation, be the key factor in this 2017 vote.

We are aware of the influence that vote recommendations from proxy advisory firms have, even for shareholders with internal governance teams. Without your direct intervention, we are concerned your organization’s proxy vote may be cast in accordance with the negative ISS recommendation.

As you consider your vote this year, we ask that you review our executive compensation plan on the basis that it is the result of meaningful changes intended to support the next stage in CP’s evolution and more closely align our incentive plans with the long-term interests of our shareholders.

Respectfully,

/s/ Andrew Reardon
Andrew Reardon
Chairman of the Board

/s/ Isabelle Courville
Isabelle Courville
Chair, Management Resources and
Compensation Committee

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